UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2016

CST Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35743	46-1365950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Valero Way, Building D, Suite 200 San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 692-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Grant of Awards to Named Executive Officers
Upon approval by the compensation committee (the “Compensation Committee”) of the board of directors (the “Board”) of CST Brands, Inc., a Delaware corporation (NYSE: CST) (the “Company”), on March 8, 2016, the following grants were awarded, under the Amended and Restated 2013 Omnibus Stock and Incentive Plan (the “Plan”), to the named executive officers of the Company.
Each restricted stock unit (“RSU”) represents a contingent right to receive one share of the Company’s common stock. The RSUs vest in three equal annual installments beginning on the first anniversary of the grant date.
Each stock option (“Option”) represents a right to buy one share of the Company’s common stock at a price determined by the Compensation Committee. The Options vest in three equal annual installments beginning on the first anniversary of the grant date.
Each market stock unit, a type of performance unit, represents a contingent right to receive one share of the Company’s common stock at vesting based on CST’s stock price performance and return on capital employed for  NTIs built in 2014 and 2015. The market stock unit awards will vest in three years from the grant date. The target stock price is set at 20% premium over CST’s beginning average stock price, as defined in the form of award agreement. Upon vesting, the grantee will receive a number of shares of the Company’s common stock if the CST ending average stock price at vesting exceeds 67% of the average beginning stock price.  The number of shares to be received by the grantee upon vesting is also adjusted with plus or minus 20% based on the return on capital employed on NTIs built in 2014 and 2015. Inclusive of the modifier the number of awards cannot exceed 200% of the target.

Grant of Awards to Named Executive Officers
Name and Title	RSUs	Options	Market Stock Units
Kimberly S. Lubel CEO and President	25,248	88,473	23,859
Clayton E. Killinger Executive Vice President and CFO	12,423	43,530	11,739
Charles (Hal) Adams President, Retail Operations	8,601	30,141	8,128
Anthony Bartys Senior Vice President and COO	6,420	22,497	6,067

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CST BRANDS, INC.

/s/ Gérard J. Sonnier
By:	Gérard J. Sonnier
Title:	Senior Vice President, General Counsel and Corporate Secretary

Dated: March 14, 2016